Exhibit h(26)

AMENDMENT NO. 8

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 8 To Amended And Restated Transfer Agency And Services Agreement, dated as of January 31, 2020 (“Amendment No. 8”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C attached hereto, each in its individual and separate capacity. Capitalized words used in this Amendment No. 8 but not defined in this Amendment No. 8 shall have the meaning ascribed to them in the Current Agreement.

Background

BNYM (under its former name, PFPC Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008 (“Original Agreement”), BNYM (under its former name, PNC Global Investment Servicing (U.S.) Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into amendments to the Original Agreement, dated as of May 1, 2009 and July 1, 2010, and BNYM and the Investment Company entered into Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as of July 1, 2017, Amendment No. 4 To Amended And Restated Transfer Agency And Services Agreement, dated as of March 1, 2018 (collectively, the Original Agreement and all amendments thereto through March 1, 2018 are referred to herein as the “Current Agreement”), and Amendment No. 5 To Amended And Restated Transfer Agency And Services Agreement, dated as of September 21, 2018 (“Amendment No. 5”), Amendment No. 6 To Amended And Restated Transfer Agency And Services Agreement, dated as of October 30, 2018 (“Amendment No. 6”) and Amendment No. 7 To Amended And Restated Transfer Agency And Services Agreement, dated as of December 31, 2018 (“Amendment No. 7”).

Pursuant to Section 13.2 of the Current Agreement BNYM provided the Investment Company and Portfolios with a notice of non-renewal dated March 23, 2018 (“March 23 Non-Renewal Notice”) which the parties mutually agree, in the absence of any further action by the parties, would have caused the Current Agreement to terminate at 11:59 PM (Eastern Time) on September 30, 2018. Amendment No. 5 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on October 31, 2018, Amendment No. 6 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on December 31, 2018 and Amendment No. 7 extended the termination time of the Current Agreement to 11:59 PM on June 30, 2019, provided, however, this termination time is automatically and successively extended on June 30, 2019 and in each following calendar month to 11:59 PM (Eastern Time) on the last day of the next calendar month unless either party sends a notice not less than 15 days in advance of the next occurring termination date declaring that the termination time of the Current Agreement shall not be further extended. (The Current Agreement, as extended by Amendment No. 5, Amendment No. 6 and Amendment No. 7, is defined to be the “Extended Agreement”).

The parties intend that the Extended Agreement be further amended as set forth in this Amendment No. 8. However, for avoidance of doubt: this Amendment No. 8 is not intended to revise or modify the Extended Agreement in any manner except to add a new Portfolio to Schedule C; BNYM shall have no obligation to provide services to the new Portfolio if the Extended Agreement is terminated as provided in Amendment No. 7 prior to March 2, 2020.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.          Modifications to Extended Agreement. The Extended Agreement is amended by deleting Schedule C and replacing it in its entirety with the Schedule C attached to Amendment No. 8, dated as of January 31, 2020, between BNYM and the Investment Company.

2.         Remainder of Extended Agreement. Except as explicitly amended by this Amendment No. 8, the terms and provisions of the Extended Agreement are hereby ratified and remain in full force and effect.

3.         Governing Law. The governing law provision of the Extended Agreement shall be the governing law provision of this Amendment No. 8.

4.         Entire Agreement. This Amendment No. 8 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Extended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.         Facsimile Signatures; Counterparts. This Amendment No. 8 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 8 or of executed signature pages to this Amendment No. 8 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 8.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to be executed by their duly authorized officers as of the day and year first written above.

Domini Investment Trust,		BNY Mellon Investment Servicing (US) Inc.
on its own behalf and on behalf of each Portfolio
listed on Schedule C hereto,
each in its separate and individual capacity		By:	/s/ William Blatchford

By:	/s/ Carole M. Laible	Name:	William Blatchford

Name:	Carole M. Laible	Title:	Managing Director
Title:	President

Schedule C

(January 31, 2020)

This Schedule C is Schedule C to the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008, between BNY Mellon Investment Servicing (US) Inc. and Domini Investment Trust, on its own behalf and on behalf of each Portfolio of Domini Investment Trust listed on this Schedule C.

Portfolios of Domini Investment Trust

Domini Impact International Equity Fund

Domini Impact Bond Fund

Domini Impact Equity Fund

Domini Sustainable Solutions Fund1

1  BNYM servicing expected to commence March 2, 2020.